Exhibit 99.1

For immediate release

June 15, 2021

AtriCure Names Two New Members to the Board of Directors

MASON, Ohio – (BUSINESS WIRE) – June 15, 2021– AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced that Deborah H. Telman and Maggie Yuen have been elected to its Board of Directors.

Ms. Telman has spent over 20 years in senior executive roles at global companies. She is Executive Vice President and General Counsel for Organon (NYSE: OGN), a global healthcare company formed in June 2021 through a spinoff from Merck (NYSE: MRK) (known as MSD outside of the United States and Canada) to focus on improving the health of women throughout their lives. Ms. Telman helped lead the separation work that created a standalone company serving more than 140 markets with more than 60 medicines and products across a range of therapeutic areas. Going forward she has responsibility for the company’s worldwide legal affairs, compliance, and global environmental health and safety. Before Organon, Ms. Telman was General Counsel at Sorrento Therapeutics (Nasdaq: SRNE), where she was responsible for mergers and acquisitions, licensing, governance, finance, human resources, regulatory compliance, and legal functions. Previously, she spent four years at Johnson Controls International plc (NYSE: JCI) as Vice President and General Counsel - Building Solutions, North America, and prior to that she held executive roles at Abbott Laboratories (NYSE: ABT) and The Boeing Company (NYSE: BA), and was a partner at Winston and Strawn LLP.

“I’m looking forward to joining the board of AtriCure and working with Mike and the rest of the management team to further the company’s mission,” said Ms. Telman. “There is an incredible opportunity to treat more patients with innovative therapies and the company has many catalysts for continued growth.”

Ms. Yuen is currently Chief Financial Officer at Penumbra, Inc. (NYSE: PEN) and is a seasoned executive with more than 20 years of experience within the manufacturing, medical devices, and life science industries. Over the course of her career, she has developed financial and operational expertise at both multi-billion dollar public companies and entrepreneurial start-up ventures. Prior to Penumbra, she was Vice President of Finance and Divisional Chief Financial Officer for the Genetic Science Division for Thermo Fisher Scientific Inc. (NYSE: TMO) and was Chief Financial Officer at Mirion Technologies. She has also held various roles at Boston Scientific (NYSE: BSX), GLU Mobile, Lifescan Inc., Picker International, Rockwell Automation, and Eaton Corporation.

“I am really excited about the opportunity to join AtriCure’s Board,” said Ms. Yuen. “The company is well positioned to capitalize on growth prospects and further the treatment of atrial fibrillation and post-operative pain.”

“I am thrilled that Deb and Maggie have agreed to join the AtriCure Board of Directors,” said Michael Carrel, President and Chief Executive Officer. “They have been a part of some incredible companies and have experience in leading by building scale through periods of significant growth. Their expertise in financial matters, compliance, regulatory, legal, commercial initiatives, and corporate strategy will be additive to our company and our team. They are two incredibly talented and capable leaders.”

About AtriCure, Inc.

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probe is cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements.

CONTACTS:

Angie Wirick

Investor Relations

Chief Financial Officer

(513) 755-5334

awirick@atricure.com

Valerie Storch-Willhaus

Media Relations

Vice President, Corporate Marketing and Communications

(612) 605-3311

vstorch-willhaus@atricure.com